                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            INFINIUM SOFTWARE, INC.
                (Name of Registrant as Specified In Its Charter)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                         FILING PURSUANT TO RULE 14a-12

        This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Infinium Software, Inc. ("Infinium"), SSA Global Technologies, Inc. ("SSA") and the proposed acquisition of Infinium by SSA. Statements in this filing regarding the proposed acquisition, the expected timetable for completing the acquisition, future financial and operating results, benefits and synergies of the acquisition, future opportunities for the combined company, benefits to be derived from the proposed acquisition and any other statements about Infinium or SSA's managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability to realize anticipated synergies and cost savings and the other factors described in Infinium's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and its most recent quarterly report filed with the SEC. Infinium and SSA expressly disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

--------------------------------------------------------------------------------

     The following is the text of a press release issued by Infinium Software, Inc. ("Infinium") on October 28, 2002 in connection with the proposed acquisition of Infinium by SSA Global Technologies, Inc.


CONTACT:
Bill Gerraughty, Chief Financial Officer
Infinium Software
(508) 778-2000
bill_gerraughty@infinium.com

David Griffin, Corporate Communications Manager
Infinium Software
(508) 790-6764
dave_griffin@infinium.com


                   INFINIUM ANNOUNCES AGREEMENT TO BE ACQUIRED
                           BY SSA GLOBAL TECHNOLOGIES

          REPORTS EARNINGS FOR THE FOURTH QUARTER AND FISCAL YEAR 2002

HYANNIS, MA--OCTOBER 28, 2002--Infinium Software (NASDAQ: INFM), a provider of Web-integrateD enterprise business applications, today announced that its Board of Directors has approved and entered into a definitive agreement with SSA Global Technologies, Inc.(TM) (SSA GT(TM)), a worldwide enterprISE solutions and services vendor, under which SSA GT would acquire 100 percent of the common stock of Infinium for $7.00 cash per share through a merger.

Infinium also reported financial results for the fourth quarter and fiscal year ended September 30, 2002. Highlights include fourth quarter net income of $3.8 million or $0.26 per diluted share, compared to a net loss of ($6.5) million or ($0.51) per diluted share for the fourth quarter of the prior year; and fiscal year 2002 net income of $14.0 million or $0.98 per diluted share, compared to a net loss of ($24.3) million or ($1.88) per diluted share for the prior fiscal year.

ACQUISITION BY SSA GLOBAL TECHNOLOGIES
The acquisition, subject to approval by the holders of a majority of Infinium's outstanding shares of common stock, receipt of antitrust approvals and other customary closing conditions, is expected to close before January 1, 2003, at which time Infinium will become wholly-owned by SSA GT. Holders of approximately 17 percent of Infinium's outstanding shares have agreed to vote in favor of the merger. Updata Inc. served as financial advisor to Infinium and has rendered a fairness opinion.

"Infinium and SSA GT share similar strategies and views of the market opportunity," said James E. McGowan, president and CEO of Infinium Software. "We believe that the acquisition is in the best interests of our shareholders, customers, and employees. We will work hard to ensure a smooth transition into the SSA GT family while continuing to deliver the responsive support and quality products our customers have come to depend upon."

The acquisition of Infinium supports SSA GT's growth strategy of acquiring high-value brands that offer incremental value to customers' existing enterprise systems. Both Infinium and SSA GT offer applications that are native to IBM's eServer iSeries, which delivers the lowest total cost of ownership coupled with the highest levels of reliability, scalability and processing speed. The two companies also complement one another in terms of their product set and market focus. Infinium provides enterprise resource planning (ERP) solutions to its 1,800 customers located primarily in North America, which represent a variety of vertical market segments including hospitality/gaming, healthcare, and process manufacturing. SSA GT, with 121 worldwide offices, has a strong international presence as it offers ERP, e-business, customer relationship management, and supply-chain applications to more than 7,500 market-leading companies in over 90 countries.


                                     (more)

INFINIUM ANNOUNCES ACQUISITION AGREEMENT AND FINANCIAL RESULTS       PAGE 2 OF 5



"We look forward to welcoming Infinium's customers as they become part of SSA GT, and are excited about the opportunity to provide them with a broader set of applications that will continually extend the life of their existing investments in Infinium solutions," said Mike Greenough, president, chairman and CEO of SSA Global Technologies.

INFINIUM'S FOURTH QUARTER RESULTS
Total revenues for the fourth quarter of fiscal year 2002 were $16.4 million, compared to $16.7 million for the previous quarter, and $17.8 million for the fourth quarter of the prior year.

Income from continuing operations for the fourth quarter of fiscal year 2002 was $3.8 million or $0.26 per diluted share, compared to $4.0 million or $0.27 per diluted share for the previous quarter, and $2.5 million or $0.19 per diluted share for the fourth quarter of the prior year.

Net income for the fourth quarter was $3.8 million or $0.26 per diluted share, compared to $4.0 million or $0.27 per diluted share for the previous quarter, and the net loss of ($6.5) million or ($0.51) per diluted share for the fourth quarter of the prior year.

Software license fees for the fourth quarter were $2.7 million, compared to $3.0 million for the previous quarter, and $2.3 million for the fourth quarter of the prior year. Consulting and maintenance revenues for the fourth quarter were $13.7 million, compared to $13.7 million for the previous quarter, and $15.5 million for the fourth quarter of the prior year.

Infinium's cash, cash equivalents and marketable securities balance for the fourth quarter was $25.4 million, compared to $20.5 million for the previous quarter, and $17.5 million for the second quarter of fiscal year 2002.

INFINIUM'S FISCAL YEAR RESULTS
Total revenues for fiscal year 2002 were $66.7 million, compared to $76.7 million for fiscal year 2001.

Income from continuing operations for fiscal year 2002 was $14.0 million or $0.98 per diluted share, compared to the net loss of ($10.9) million or ($0.84) per diluted share for fiscal year 2001.

Net income for fiscal year 2002 was $14.0 million or $0.98 per diluted share, compared to the net loss of ($24.3) million or ($1.88) per diluted share for fiscal year 2001.

Software license fees for fiscal year 2002 were $10.7 million, compared to $10.4 million for fiscal year 2001. Consulting and maintenance revenues for the fiscal year 2002 were $56.0 million, compared to $66.3 million for fiscal year 2001.

ACQUISITION AND EARNINGS CONFERENCE CALL
Interested parties may attend a conference call that will cover both Infinium's acquisition by SSA Global Technologies as well as its financial results on Monday, October 28, 2002 at 5:00 p.m. EDT by dialing (800) 289-0468 within the U.S., and entering the passcode: 394494; or by dialing (913) 981-5507 outside of the U.S., and entering the passcode: 394494.

A live webcast will also be available on www.infinium.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.

For those unable to participate in the live call, a remote replay will be available following the filing of a transcript of the call with the Securities and Exchange Commission until Sunday, November 1, 2002 at 12:00 a.m. EDT by dialing (888) 203-1112 within the U.S., and entering the passcode: 394494; or by dialing (719) 457-0820 outside of the U.S., and entering the passcode: 394494.


                                     (more)

INFINIUM ANNOUNCES ACQUISITION AGREEMENT AND FINANCIAL RESULTS       PAGE 3 OF 5

ABOUT SSA GLOBAL TECHNOLOGIES
SSA Global Technologies, Inc. is a leading provider of enterprise solutions for manufacturing, consumer and services companies worldwide. SSA GT's enterprise resource and planning (ERP) platforms easily integrate with strategic business applications to deliver e-business, business intelligence, customer relationship
(CRM) and supply-chain solutions. Headquartered in Chicago, SSA GT has 121 worldwide offices serving more than 7,500 active customers that represent market-leading companies in over 90 countries. For additional information, visit the SSA GT Web site at http://ww.ssagt.com.

ABOUT INFINIUM SOFTWARE
Infinium Software is a provider of Web-integrated enterprise business applications optimized for the IBM eServer iSeries including human resources, payroll, financial management, customer relationship management, materials management, process manufacturing, and corporate performance management offerings, backed by related professional services, training and support. Infinium has 1,800 customers worldwide representing a variety of industries including manufacturing, hospitality and gaming, healthcare, transportation, retail, financial services and distribution. Founded in 1981, Infinium has offices worldwide and is headquartered in Hyannis, Massachusetts. For more information visit http://www.infinium.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Infinium Software plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Infinium Software, SSA Global Technologies, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Infinium Software through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Infinium Software by contacting those named at the top of this release.

Infinium Software, SSA Global Technologies, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infinium's directors and executive officers is contained in Infinium's Form 10-K for the fiscal year ended September 30, 2001 and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 1, 2002, Infinium's directors and executive officers beneficially owned approximately 22 percent of Infinium's common stock. In addition, all outstanding Infinium options and restricted stock, whether or not vested, including those held by directors and executive officers, will be cashed out in the merger and executive officers will be entitled to certain severance benefits under existing agreements. A more complete description will be available in the Proxy Statement.

                                     (more)

INFINIUM ANNOUNCES ACQUISITION AGREEMENT AND FINANCIAL RESULTS       PAGE 4 OF 5

FORWARD LOOKING STATEMENTS
These materials may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any "forward-looking statements" in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Statements in this press release regarding the proposed transaction between Infinium Software and SSA Global Technologies, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Infinium or SSA Global Technologies managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any other statements that are not statements of historical fact (including without limitation statements to the effect that Infinium or its management "believes," "expects," "anticipates," "plans," "looks forward" and similar expressions) should also be considered forward-looking statements. Important factors that could cause actual results to differ from those indicated by such forward-looking statements relating to the ability to consummate the transaction, the ability of SSA Global Technology to successfully integrate Infinium's operations and employees; the ability to realize anticipated synergies and cost savings, the demand for Infinium's products and service offerings, inability to recognize deferred services and maintenance, expansion of Infinium's business or increases in its revenues, profits or cash flows, seasonal variations in results, competitive conditions in the industry, changes in technology, stock price volatility, the ability of the Company to attract and retain key personnel, general economic conditions and those other factors and uncertainties that are discussed under the caption "Factors Affecting Future Performance" and other sections of Infinium's most recent Annual Report to Stockholders, and subsequent filings with the Securities Exchange Commission. Infinium Software and SSA Global Technologies disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                                      # # #

Infinium is a registered trademark of Infinium Software, Inc. SSA Global Technologies and SSA GT are trademarks of SSA Global Technologies, Inc. All other company and product names, service marks and trademarks are the property of their respective owners.

--------------------------------------------------------------------------------


STATEMENT OF OPERATIONS                                                                         (000'S EXCEPT PER SHARE AMOUNTS)
for the three and twelve month periods ended September 30, 2002 and 2001  Q4 FY '02      Q4 FY '01       YTD FY '02   YTD FY '01
--------------------------------------------------------------------------------------------------------------------------------
REVENUE:
  Software license fees                                                    $ 2,658          $ 2,267      $ 10,700      $ 10,363
  Maintenance and service revenue (1)                                       13,721           15,526        55,992        66,347
                                                                       ------------     ------------  ------------ -------------
       Total revenue                                                        16,379           17,793        66,692        76,710
                                                                       ------------     ------------  ------------ -------------

OPERATING COSTS AND EXPENSES:
   Cost of software license fees                                               368              728         1,582         8,157
   Cost of maintenance and service revenue                                   4,065            4,188        16,873        21,944
   Research and development                                                  2,464            3,610        10,239        16,165
   Sales and marketing                                                       4,274            4,995        17,405        27,182
   General and administrative                                                1,766            2,969         7,541        16,431
                                                                       ------------     ------------  ------------ -------------
       Total operating costs and expenses                                   12,937           16,490        53,640        89,879
                                                                       ------------     ------------  ------------ -------------

Income (loss) from operations                                                3,442            1,303        13,052       (13,169)

Other income (loss), net                                                        44             (276)           93            22
Gain on sale of subsidiary                                                       -                -           337             -
                                                                       ------------     ------------  ------------ -------------

Income (loss) from continuing operations before income taxes                 3,486            1,027        13,482       (13,147)

Provision for (benefit from) income taxes                                     (272)          (1,467)         (539)       (2,284)
                                                                       ------------     ------------  ------------ -------------

Income (loss) from continuing operations                                     3,758            2,494        14,021       (10,863)

DISCONTINUED OPERATIONS:
   Loss from operations of ASP segment                                           -           (7,230)            -       (11,658)
   Loss from disposal of ASP segment                                             -           (1,811)            -        (1,811)
                                                                       ------------     ------------  ------------ -------------

NET INCOME (LOSS)                                                          $ 3,758          $(6,547)     $ 14,021      $(24,332)
                                                                       ============     ============  ============ =============

Basic income (loss) per share from continuing operations                   $  0.28          $  0.19      $   1.07      $  (0.84)
                                                                       ============     ============  ============ =============

Diluted income (loss) per share from continuing operations                 $  0.26          $  0.19      $   0.98      $  (0.84)
                                                                       ============     ============  ============ =============

Basic and diluted loss per share from ASP segment                          $     -          $ (0.70)     $      -      $  (1.04)
                                                                       ============     ============  ============ =============

Basic income (loss) per share                                              $  0.28          $ (0.51)     $   1.07      $  (1.88)
                                                                       ============     ============  ============ =============

Diluted income (loss) per share                                            $  0.26          $ (0.51)     $   0.98      $  (1.88)
                                                                       ============     ============  ============ =============

Weighted average shares outstanding - basic                                 13,330           13,002        13,153        12,941
                                                                       ============     ============  ============ =============

Weighted average shares outstanding - diluted                               14,702           13,004        14,361        12,941
                                                                       ============     ============  ============ =============

--------------------------------------------------------------------------------

(1) In accordance with EITF Issue No. 01-14, reimbursable exp ens es of $480 thousand and $1,625 thousand for the three and twelve mon ths ended September 30, 2002, respectively, and $551 thousand and $ 2,6 40 thousand for the three and twelve months ended September 30, 2001, res pectively, are now reflected as revenue and cost of revenue. This change had no effect on operating income (loss) or net income (loss) for any peri od presented.

--------------------------------------------------------------------------------


CONDENSED BALANCE SHEET DATA                                                              (000'S)
as of September 30, 2002 and 2001                                         9/30/2002     9/30/2001
-------------------------------------------------------------------------------------------------
                            ASSETS
Cash, cash equivalents and marketable securities                          $ 25,354      $ 15,286
Accounts receivable, net                                                     6,447         6,841
Prepaid expenses and other current assets                                    1,195         2,499
Net current assets of discontinued operations                                    -           233
                                                                       ------------ -------------
    Total current assets                                                    32,996        24,859

Property and equipment, net                                                  5,316         6,958
Capitalized software development costs, net                                    477         1,122
Other assets                                                                 2,738         2,358
                                                                       ------------ -------------
    Total assets                                                            41,527        35,297
                                                                       ============ =============

           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable                                                             2,232         4,345
Accrued expenses                                                             9,015        13,599
Income taxes payable                                                           283           282
Lease obligations, short term                                                  231           239
Deferred revenue                                                            26,272        27,588
                                                                       ------------ -------------
    Total current liabilities                                               38,033        46,053

Lease obligations, long term                                                   302           524
Deferred revenue                                                             1,430         1,400
                                                                       ------------ -------------
    Total liabilities                                                       39,765        47,977

Common stock                                                                   137           134
Additional paid-in capital                                                  39,546        38,936
Deferred stock-based compensation                                             (154)         (297)
Accumulated deficit                                                        (37,341)      (51,362)
Accumulated other comprehensive loss                                          (229)          (69)
                                                                       ------------ -------------
                                                                             1,959       (12,658)
                                                                       ------------ -------------
Less: Treasury stock at cost                                                  (197)          (22)
                                                                       ------------ -------------
    Total stockholders' equity (deficit)                                     1,762       (12,680)
                                                                       ------------ -------------
    Total liabilities and stockholders' equity (deficit)                  $ 41,527      $ 35,297
                                                                       ============ =============

     The following is the text of a "Q&A" provided to employees of Infinium Software, Inc. ("Infinium") on October 28, 2002 in connection with the proposed acquisition of Infinium by SSA Global Technologies, Inc.


                      EMPLOYEE Q&A: ACQUISITION OF INFINIUM

PLEASE NOTE THAT THE QUESTIONS AND ANSWERS IN THIS DOCUMENT ASSUME THAT THE ACQUISITION CLOSES AS PLANNED.

IT IS VERY IMPORTANT THAT EVERY EMPLOYEE ADHERE TO THE FOLLOWING:

     - DO NOT SPEAK DIRECTLY TO REPRESENTATIVES OF THE PRESS, ANALYST FIRMS, OR INVESTORS.
     -    DIRECT ALL PRESS AND ANALYST INQUIRIES TO DAVE GRIFFIN AT
          508-790-6764.
     -    DIRECT ALL INVESTOR INQUIRIES TO BILL GERRAUGHTY AT 508-790-6120.


1.   WHAT WAS ANNOUNCED?

Infinium announced that it has entered into a definitive agreement with SSA Global Technologies, Inc.(TM) (SSA GT(TM)), a worldwide enterprise solutions and services vendor, under which SSA GT would acquire 100% of the common stock of Infinium for $7.00 cash per share through a merger. The transaction is subject to both regulatory and Infinium shareholder approval, and is expected to close before January 1, 2003.

2.   WHO IS SSA GLOBAL TECHNOLOGIES?

SSA Global Technologies, Inc. is a privately-held provider of enterprise solutions for manufacturing, consumer and services companies worldwide. SSA GT's enterprise resource and planning (ERP) platforms easily integrate with strategic business applications to deliver e-business, business intelligence, customer relationship (CRM) and supply-chain solutions. Headquartered in Chicago, SSA GT has 121 worldwide offices serving more than 7,500 active customers that represent market-leading companies in over 90 countries. For additional information, visit the SSA GT Web site at http://www.ssagt.com.

3.   WHAT SPECIFICALLY WILL SSA GT ACQUIRE?

SSA GT will acquire all the stock of the company.

4.   WHY DID INFINIUM ENTER INTO THIS AGREEMENT?

We believe this agreement is in the best interests of shareholders and customers.

Shareholders:

     - This is an all-cash buyout offer from a private company at a price representing a fair value to Infinium.

Customers

     -    Infinium customers will benefit from expanded global capabilities.

     - They will now be supported by a single and larger vendor able to supply flexible and comprehensive solutions to a wider range of their business requirements, including e-business and extension solutions such as collaborative commerce, warehouse management and role-based portals.

     -    They will be working with a vendor with increased resources.

     - They will benefit from technical and functional synergies, as both Infinium and SSA GT have applications that are native to the IBM eServer iSeries (AS/400). In addition, the companies offer complementary product sets and vertical market expertise; and even share certain customers and technology partners such as Cognos.

5.   WHY DID SSA GT ENTER INTO THIS AGREEMENT?

     - Its growth strategy is based on acquiring high-value brands like Infinium that offer incremental value to the existing enterprise systems of its customers.

     - The addition of Infinium's 1,800 customers substantially increases SSA GT's current customer base of over 7,500 active clients worldwide.

     - The annual revenues of the combined company will be over $300 million. This helps establish SSA GT as a leader in a mid-market segment currently dominated by smaller players, and provides the financial strength that will be necessary to compete more effectively over the longer term against larger ERP players who are now starting to target the mid-market.

     - Infinium's focus and presence in key verticals, especially in process manufacturing, complements but does not overlap SSA GT's own vertical expertise. This positions SSA GT as a leading vendor in a wider range of key vertical markets, including gaming and hospitality.

     - The Infinium customer base represents an immediate revenue opportunity for SSA GT to up-sell and cross-sell other products within its portfolio.

6.  HOW WILL THIS ACQUISITION IMPACT INFINIUM CUSTOMERS?

     - SSA GT will continue to support Infinium products as is technically feasible and will remain committed to delivering on-time version updates.

     -    Customer contracts will be honored by SSA GT.

7.   WHEN WILL THIS DEAL BE OFFICIAL?

     The transaction is subject to both regulatory and Infinium shareholder approval, and is expected to close before January 1, 2003.

8.   WILL INFINIUM'S CURRENT MANAGEMENT TEAM REMAIN?

     During the next couple of months, until the transaction is complete, Infinium will continue to operate as usual with the current management team. However, during this same period current management teams of Infinium and SSA GT will determine what the future management team will be.

9.   HOW WILL INFINIUM BE INCORPORATED INTO SSA GT?

     Management will begin meeting, as soon as it is feasible, to identify the integration plans for employees, customers, partners and solutions.

10.  WILL INFINIUM OFFICES BE CLOSED, AND IF SO, WHICH ONES AND WHEN?

     It is expected that there will be opportunities to consolidate offices.

11.  WILL THE POSITIONS OF ANY INFINIUM EMPLOYEES BE AFFECTED AND WHEN?

     It is part of SSA GT's acquisition plan to include Infinium employees in a consolidated organization. Details are yet to be determined.

12.  IF MY POSITION IS AFFECTED, WILL I BE OFFERED A SEPARATION PACKAGE?

     Anyone whose position is eliminated due to the acquisition will be offered a separation package in line with the recent practices of Infinium.

13.  IF I HAVE RESTRICTED STOCK, WHAT HAPPENS TO IT?

     After the sale has been completed, each share of common stock in the company including unvested restricted stock will be converted into a right to receive $7.00 per share. Each employee with restricted stock will be sent a letter outlining the value of their stock within a few days after the transaction closes.

14.  IF I HAVE STOCK OPTIONS, WHAT HAPPENS TO THEM?

     All unvested stock options will immediately vest and all options will be canceled and converted into the right to receive cash equal to $7.00 per share minus the exercise price for the option. This right is only available for those options whose strike price is less than $7.00. All other options at $7.00 and above will be cancelled.

15.  WHAT HAPPENS IF I AM IN THE ESPP PROGRAM?

     For employees participating in the current ESPP offering, if the transaction closes after Dec 31 they will receive their ESPP as contemplated by the plan. If the transaction occurs prior to Dec 31 then the end date of the period will be the closing date of the acquisition. The purchase price per share will be calculated as of that closing date and those shares will be converted into the right to receive cash equal to $7.00.

16.  WHAT WILL HAPPEN TO MY BENEFITS?

     You will continue to participate in all Infinium benefit programs until the acquisition is closed. At that time it is expected that employees will transition to the SSA GT benefits which are similar in offerings to the Infinium benefits.

17.  WHAT HAPPENS IF THE DEAL DOESN'T CLOSE?

     It is expected that deal will be approved and close by January 1, 2003. In the event that it does not, Infinium will continue to pursue its business in the same manner it has up to now.

18.  WHAT DO I TELL CUSTOMERS AND PROSPECTS?

     - You will have access to the increased capabilities of a large multinational organization.
     - The acquisition will provide you with increased value and protect your investment in native IBM eServer iSeries applications.
     - You will continue to receive the same high level of support and quality products you have come to expect from Infinium.

19.  HOW WILL I BE KEPT INFORMED OF THE PROGRESS OF THE ACQUISITION UNTIL IT

     CLOSES? We are putting up a site on the Infinium intranet and we will post all announcements related to the acquisition and updates to employees on a regular basis. In addition, if anyone has a question that cannot be answered by your functional management team, please send an email to Mary Murphy in H.R.

                                     * * *

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Infinium Software plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Infinium Software, SSA Global Technologies, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Infinium Software through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Infinium Software by contacting those named at the top of this release.

Infinium Software, SSA Global Technologies, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infinium's directors and executive officers is contained in Infinium's Form 10-K for the fiscal year ended September 30, 2001 and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 1, 2002, Infinium's directors and executive officers beneficially owned approximately 22 percent of Infinium's common stock. In addition, all outstanding Infinium options and restricted stock, whether or not vested, including those held by directors and executive officers, will be cashed out in the merger and executive officers will be entitled to certain severance benefits under existing agreements. A more complete description will be available in the Proxy Statement.
-------------------------------------------------------------------------------

     The following is the text of a "Q&A" provided to employees of Infinium Software, Inc. ("Infinium") on October 28, 2002 in connection with the proposed acquisition of Infinium by SSA Global Technologies, Inc. providing guidance on customer inquiries regarding such transaction.


                      CUSTOMER QA: ACQUISITION OF INFINIUM



1.   WHAT WAS ANNOUNCED?

     Infinium announced that it has entered into a definitive agreement with SSA Global Technologies, Inc.(TM) (SSA GT(TM)), a worldwide enterprise solutions and services vendor, under which SSA GT would acquire 100% of the common stock of Infinium for $7.00 cash per share through a merger. The transaction is subject to both regulatory and Infinium shareholder approval, and is expected to close before January 1, 2003.

2.   WHO IS SSA GLOBAL TECHNOLOGIES?

     SSA Global Technologies, Inc. is a privately-held provider of enterprise solutions for manufacturing, consumer and services companies worldwide. SSA GT's enterprise resource and planning (ERP) platforms easily integrate with strategic business applications to deliver e-business, business intelligence, customer relationship (CRM) and supply-chain solutions. Headquartered in Chicago, SSA GT has 121 worldwide offices serving more than 7,500 active customers that represent market-leading companies in over 90 countries. For additional information, visit the SSA GT Web site at http://www.ssagt.com.

3.   WHAT SPECIFICALLY WILL SSA GT ACQUIRE?

     SSA GT will acquire all the stock of the company.

4.   HOW WILL THIS AFFECT ME AS A CUSTOMER?

     - You will have access to the increased capabilities of a large multinational organization.

     - The acquisition will provide you with increased value and protect your investment in native IBM eServer iSeries applications.

     - You will continue to receive the same high level of support and quality products you have come to expect from Infinium

5    WHY DID SSA GT WANT TO ACQUIRE INFINIUM?

     - Its growth strategy is based on acquiring high-value brands like Infinium that offer incremental value to the existing enterprise systems of its customers.

     - The addition of Infinium's 1,800 customers substantially increases SSA GT's current customer base of over 7,500 active clients worldwide.

     - The annual revenues of the combined company will be over $300 million. This helps establish SSA GT as a leader in a mid-market segment currently dominated by smaller players, and provides the financial strength that will be necessary to compete more effectively over the longer term against larger ERP players who are now starting to target the mid-market.

     - Infinium's focus and presence in key verticals, especially in process manufacturing, complements but does not overlap SSA GT's own vertical expertise. This positions SSA GT as a leading vendor in a wider range of key vertical markets, including gaming and hospitality.

6.   WHEN WILL THIS DEAL BE OFFICIAL?

     The transaction is subject to both regulatory and Infinium shareholder approval, and is expected to close before January 1, 2003.

7. WILL INFINIUM PRODUCTS CONTINUE TO BE SUPPORTED AND SERVICED BY INFINIUM'S EXISTING SUPPORT AND SERVICES TEAM?

     Yes.

8.   WILL MY MAINTENANCE AGREEMENT BE HONORED BY SSA GT?

     Yes.

9.   WILL INFINIUM PRODUCTS CONTINUE TO BE ENHANCED?

     SSA GT is committed to delivering on-time upgrades and version enhancements.

10.  WILL INFINIUM PRODUCTS BE RETIRED?

     SSA GT will continue to support Infinium products as is technically feasible and will remain committed to delivering on-time version updates.

11.  WILL INFINIUM PRODUCTS CONTINUE TO RUN ON THE ISERIES?

     Yes.

12.  WILL SSA GT INTEGRATE INFINIUM PRODUCTS WITH OTHER SSA GT SOFTWARE?

     SSA GT, via its portal direction, will eventually offer customers of both companies a common user experience on SSA GT and Infinium products. Other potential integration efforts have yet to be determined.

                                     * * *

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Infinium Software plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Infinium Software, SSA Global Technologies, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Infinium Software through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Infinium Software by contacting those named at the top of this release.

Infinium Software, SSA Global Technologies, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infinium's directors and executive officers is contained in Infinium's Form 10-K for the fiscal year ended September 30, 2001 and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 1, 2002, Infinium's directors and executive officers beneficially owned approximately 22 percent of Infinium's common stock. In addition, all outstanding Infinium options and restricted stock, whether or not vested, including those held by directors and executive officers, will be cashed out in the merger and executive officers will be entitled to certain severance benefits under existing agreements. A more complete description will be available in the Proxy Statement.

     The following is the text of information relating to SSA Global Technologies, Inc. ("SSA") provided to employees of Infinium Software, Inc. ("Infinium") on October 28, 2002 in connection with the proposed acquisition of Infinium by SSA.


                         [SSA GLOBAL TECHNOLOGIES LOGO]

OVERVIEW

Originally founded in 1981, and reestablished in 2000 as SSA Global Technologies
(TM) (SSA GT) provides software applications that streamline business processes and deliver a measurable ROI. The core product, BPCS (Business Planning and Control Software) is a flexible ERP platform that easily integrates with other applications to deliver e-commerce, business intelligence, CRM and supply chain solutions.

With over 18,000 implementations and more than 7,500 customers, SSA GT is highly experienced in supporting the enterprise information needs of manufacturing and industrial sector companies on a global basis. SSA GT has 121 worldwide offices serving customers in over 90 countries, covering more than 10 languages. With 60% of its staff speaking English as a second language, SSA GT is a truly global company.


In its former incarnation, SSA was one of the biggest ERP vendors, nipping at the heels of Oracle, PeopleSoft, SAP and J.D. Edwards. But following the shakeout in this industry niche, the company reorganized in 2000, reducing costs and re-emerging as SSA Global Technologies. Since then, the company has been successfully executing on its acquisition strategy to expand its mid-market client base and product line. Most recently, SSA GT acquired InterBiz, the eBusiness applications division of Computer Associates International.


FINANCIAL INFORMATION

Annual Financials 2002 (Fiscal Year July 31, 2002)

-    $187 million in revenues
-    Cash-positive and earnings-positive
-    Revenue increase of 39 percent year-over-year
-    Software license fees were 32 percent of total revenues
-    Maintenance and services were 68 percent of total revenues
-    Privately-held company, backed by a $6.5 billion investment group


VERTICAL MARKET FOCUS

SSA GT continues its focus on the manufacturing sector, while expanding its presence in new markets through acquisitions such as Infinium. SSA GT's current vertical market coverage includes:

-    Automotive
-    Consumer Packaged Goods
-    Pharmaceutical
-    Food and Beverage
-    General Manufacturing
-    Electronics

SSA GT clients within these industries include: Collins & Aikman, Honda Global, Mazda, 3M, Johnson & Johnson, Revlon, Campbell Soup, Del Monte, Nestle, Baxter, Bristol-Myers Squibb, Novartis, and SmithKline Beecham.

PROFESSIONAL SERVICES, EDUCATION AND SUPPORT

SSA GT provides a full range of professional services, including migrations, implementations, diagnostic reviews, and technical services. Their services professionals have at least 10 years of experience in their area of knowledge and have spent most of their time focused in the manufacturing world. They can work with clients on multiple platforms and help manage projects on any of them.

Comprehensive education services maximize customer investment. SSA GT offers education workshops worldwide, led by highly skilled certified SSA GT instructors.

OnGoing Support (OGS) is a worldwide network of people, tools and services designed to aid effective and successful implementation of SSA GT software solutions and to ensure that clients achieve the highest ongoing return from their investment. Product Support is available 24 hours a day, 5 days a week by telephone from each of following offices: Chicago and Minneapolis, US; Frimley, UK; Sidney, Australia; and Sao Paulo, Brazil. A web-based support offering, OGS Online, offers 24x7 access for problem reporting and status inquiry.

                         [SSA GLOBAL TECHNOLOGIES LOGO]


EXECUTIVE TEAM

     MIKE GREENOUGH - PRESIDENT, CHAIRMAN & CEO

     Mr. Greenough joined SSA Global Technologies in May, 2001 as President, Chairman & CEO. He oversees all operations of SSA GT. He works closely with the worldwide management team to ensure that the company is aligned to address customer requirements through quality product development, sales, services and support.

     Before joining SSA GT, he was Chief Operating Officer at Constellation Software, Inc. (CSI), a Vertical Market application software company with annual revenues over USD $100M. During his tenure with CSI, Mr. Greenough profitably grew the company approximately 50% based on a combination of organic and acquisition initiatives. He successfully integrated all acquisitions into one entity with a clear product strategy and multiple distribution channels to maximize the return on sales. From 1990 to 1998, Mr. Greenough served as General Manager for GEAC Commercial Systems, Inc., a billion-dollar supplier of software to multiple vertical markets.

     GRAEME COOKSLEY - EXECUTIVE VICE PRESIDENT, GLOBAL SALES & MARKETING

     Mr. Cooksley directs all sales for both direct and indirect channels and marketing worldwide. Prior to his promotion, he was President of SSA GT's Asia/Pacific/Japan operations.

     Mr. Cooksley has over twenty years of operations and sales experience in the computer industry. Early in his career, he owned Thompson & Ward, a company in the mid-range and PC business that was later purchased by Powercorp Ltd. Success at Powercorp Ltd. led to its becoming IBM New Zealand's largest distributor and an SSA GT affiliate.

     JOHN WALLES - SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

     As CFO, Mr. Walles oversees all Financial and Administration functions of the organization. The primary goal of the Finance and Administration organization is to align with the Customer Focus strategy of the organization and to effectively support the company's acquisition strategy.

     Mr. Walles joined SSA GT in August, 2000. Prior to joining the company, he was Vice President and CFO of Composites One, the largest North American distributor of Composite Materials with annual revenues of over USD $650M. During his tenure with Composites One (previously GLS Corp), Mr. Walles helped grow the company from USD $160M to USD $650M through a combination of organic and acquisition initiatives. He successfully integrated all acquisitions and drove systems initiatives that were integral to that growth.

     KIRK ISAACSON - SENIOR VICE PRESIDENT, GENERAL COUNSEL & HUMAN CAPITAL

     Mr. Isaacson is responsible for all legal and related matters affecting the Company's global operations. As head of Human Capital, Mr. Isaacson is also responsible for the development and implementation of company personnel practices and policies, payroll and benefit plans.

     Mr. Isaacson joined SSA GT in November, 1990 as the Company's first in-house legal counsel. Prior to joining SSA GT, Kirk had over twenty years of legal and related business experience in the computer industry. He spent seven years at Unisys Corporation and more than three years at Digital Equipment Corporation, where he shared responsibility for development and implementation of DEC's newly formed enterprise integration services division. He also served as Corporate Counsel for a worldwide manufacturer of printing presses and related equipment.

     SHELLEY ISENBERG - SENIOR VICE PRESIDENT ACQUISITIONS & CORPORATE
     DEVELOPMENT

     As Senior Vice President Acquisitions & Corporate Development, Shelley Isenberg oversees all acquisition-related activities including the important role of integration of acquired businesses post closing. In addition, Mr. Isenberg is responsible for certain matters relating to Corporate Development.

     Mr. Isenberg joined SSA GT in February 2002 in his current capacity. Prior to joining the company, he served as Vice President General Counsel of GEAC Computer Corporation Limited , a global application software company with annual revenues of approximately CAD $1B. During his 11 year tenure with GEAC, Mr. Isenberg successfully completed 90 acquisitions as well as several divestitures helping to grow the company from its CAD $60M revenue. In addition to completing the acquisitions, he played a key role in the integration of them.

     RICK GONZALES - PRESIDENT GLOBAL ACCOUNTS

     Mr. Gonzales joined SSA GT as Regional Manager of Major Account Sales on August 1, 1992 and was appointed Senior Vice President of Global Accounts in May 2001. In April 2002, Mr. Gonzales was appointed the President of Global Accounts where he is responsible for sales generation and new business on a global scale.

     Prior to joining the Company, he held a variety of management and executive positions within the IBM Corporation over a 19 year period including:
     Systems Engineer, Large Account Sales and Sales Management, Branch Manager, Regional Manager of field operations, World Wide Manager of Marketing for the AS/400, and Senior Manager of U.S. Mid-Range System Competitive Marketing.

     MARTIN AMBROSE - REGIONAL PRESIDENT ASIA, PACIFIC & JAPAN (APJ)

     Mr. Ambrose joined SSA GT in November, 1995 where he was General Manager of SSA Canada. In June 2001, he became Vice President of Solutions Management & Marketing where he managed the solutions management, marketing pre-sales and Global Guide Groups activities for SSA GT.

     This worldwide team is responsible for setting the product strategies for the organization based on input from clients and utilizing the expertise of industry analysts and the field organization. His position also covered the global marketing team who in turn manages the communications and marketing research aspects of the company. Mr. Ambrose assumed his current position as Regional President in April 2002.

     OSCAR GARCIA-VELASCO - REGIONAL PRESIDENT LATIN AMERICA

     Dr. Garcia-Velasco joined SSA GT in 1997 as Manager of the Administrative and Financial sectors of SSA GT Argentina. From there he moved on to General Manager South America. In March 2002, he took over operations for all of Latin America based in Sao Paulo, Brazil. As Regional President of SSA GT Latin America, Dr. Garcia-Velasco is responsible for all administrative, sales and technical operations within his region.

     Before joining SSA GT, Dr. Garcia-Velasco worked for IBM Argentina for three years. A year and a half of which was spent in New York City to develop the Finance and Reengineering divisions for IBM Latin America. These divisions serviced IBM clients in Argentina, Uruguay, Paraguay and Chile.

     PHILIP GRAY - REGIONAL PRESIDENT EUROPE, MIDDLE EAST & AFRICA (EMEA)

     Mr. Gray is responsible for all client delivery activities world-wide including project management, consultancy, bespoke enhancements through SSA GT Global Development Centers, and the development and management of service delivery partnerships for core BPCS and extended enterprise solutions in partnership with key vendors.

     Mr. Gray joined SSA GT as the Services Director for UK & Benelux in early 1997 and was subsequently promoted to General Manager of Professional Services for Europe, Middle East & Africa (EMEA) in 1998. During his tenure in this role, he and his team nearly doubled the EMEA services activities. Phil was then appointed to his current position as Regional President EMEA in December 1999.

     WARREN FLETCHER - REGIONAL PRESIDENT NORTH AMERICA

     Before joining SSA GT, Mr. Fletcher served 20 years at GEAC Computers (formerly Collier-Jackson) where he started out as a Senior Lead Consultant in 1980. Warren moved his way up the ranks at GEAC and by the time of his departure from the company, he was Vice President of Vertical Markets managing up to five separate vertical market companies under the GEAC umbrella. During his tenure there he held various management positions including: Division Manager, General Manager and Vice President.

     Mr. Fletcher has specialized skills in the following: software and hardware sales, public speaking/presentations, people management, product management, product marketing, negotiating and partnerships, technology application and merger and acquisitions.

     BRIAN KITE - VICE PRESIDENT, GLOBAL CHANNEL STRATEGY

     Mr. Kite joined SSA GT in February, 1998. As Vice President of MAX International, Mr. Kite is responsible for the management and growth of the NT and UNIX sales, services and development. Through a distribution channel strategy this business unit includes sales of SSA GT's BPCS iSeries product throughout EMEA. The MAX range includes some niche products such as ENVOY, designed specifically for the Office Supplies industry.

     Immediately prior to joining SSA GT, Mr. Kite ran his own company involved in the sales and bureau operation of image scanning systems, a company he sold upon joining SSA GT. His career in IT now spans 31 years, initially as a mainframe computer engineer with Control Data Corporation, then systems analysis, support management, sales, and various directorships. More recently he was contracts manager for the Midland Bank Group of companies, a major bank with 55,000 employees.

     J. LEE MASHBURN - VICE PRESIDENT, GLOBAL SOLUTIONS MANAGEMENT & MARKETING

     Mr. Mashburn is a 20-year veteran in high-tech marketing and sales. In his role as vice president of global solutions management and marketing, Mr. Mashburn drives marketing efforts focused on enhancing brand value and strengthening relationships with SSA GT's customers. He also leads the solution management team in the development of the product roadmap that shapes the solutions that the company brings to market.

     Prior to joining SSA GT, Mr. Mashburn served as vice president of marketing for SAP North America. During his tenure with SAP, Lee managed an integrated solutions, industry and channels marketing team and was responsible for promoting core ERP and e-business solutions including supply chain management, customer relationship management and portals across 21 industries.

     MARK ROSENBERG - VICE PRESIDENT INFORMATION TECHNOLOGY & GLOBAL SUPPORT

     As Vice-President, IT & Global Support, Mark Rosenberg directs the Global Customer Support organization as well as manages the global infrastructure and internal systems for SSA GT. He works closely with both the internal and external customers continuously measuring and improving the systems and services to ensure that the company provides quality products and services to its customers.

     Mr. Rosenberg joined SSA GT in September, 2001 as Vice-President, IT & Global Support. He came to SSA GT from GEAC Commercial Systems, Inc. where he held multiple managerial positions during his 19 years including, Professional Services, Customer Support, Development, and most recently Product Management.

     HOWARD SPROXTON - VICE PRESIDENT RESEARCH & DEVELOPMENT

     Mr. Sproxton joined SSA GT in July 1997 as the Director of Global Development Center Americas. During which time he integrated and expanded the capabilities of locations in Toronto, Sao Paulo, Brazil, and Buenos Aires. In April 2000 he was appointed Vice President Research & Development worldwide. Mr. Sproxton is responsible for product development locations servicing core, third party integration, modifications and ongoing support for BPCS clients globally.

     Before joining SSA GT, Mr. Sproxton was the Director of International and Channel Support for UB Networks, a subsidiary of Tandem Computers. UB is a supplier of high-end networks across the world. Clients include the New York Stock Exchange and many mission-critical networks in hospitals.

     MARVYN TURK - VICE PRESIDENT TAXATION & BUSINESS DEVELOPMENT

     Mr. Turk focuses on global taxation issues ensuring that the company reduces tax and other compliance costs. He is spearheading SSA GT's activities in acquisition and disposition transactions.

     Mr. Turk joined SSA GT in June 2001. Prior to joining the company, he served as V.P. of Taxation for GEAC Computer Corporation. Mr. Turk also worked at KPMG and is well versed in international tax practices.


                         [SSA GLOBAL TECHNOLOGIES LOGO]


                                     * * *

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Infinium Software plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Infinium Software, SSA Global Technologies, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Infinium Software through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Infinium Software by contacting those named at the top of this release.

Infinium Software, SSA Global Technologies, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infinium's directors and executive officers is contained in Infinium's Form 10-K for the fiscal year ended September 30, 2001 and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 1, 2002, Infinium's directors and executive officers beneficially owned approximately 22 percent of Infinium's common stock. In addition, all outstanding Infinium options and restricted stock, whether or not vested, including those held by directors and executive officers, will be cashed out in the merger and executive officers will be entitled to certain severance benefits under existing agreements. A more complete description will be available in the Proxy Statement.